UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

Seaniemac International, Ltd.

(Exact name of registrant as specified in its charter)

Nevada	000-54007	20-4292198
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

780 New York Avenue, Suite A, Huntington, New York	11743
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 409-0200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 17, 2014, Seaniemac International, Ltd. (the “Company”) entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with IBC Funds, LLC (“IBC”) in connection with the settlement (the “Settlement”) relating to certain indebtedness owed by the Company to Summit Trading LTD. (“Summit”) in the amount of $100,000 (the “Debt”).

Pursuant to a Claim Purchase Agreement with Summit, IBC purchased the Debt and thereafter filed a claim against the Company in the Circuit Court of the Twelfth Judicial Circuit in and for Manatee County, Florida (the “Court”), Case No. 2014 CA 3704 for the payment of the Debt (the “Claim”).

Pursuant to the terms of the Settlement Agreement and in satisfaction of the Claim, the Company agreed to issue to IBC, in one or more tranches, that number of shares of its common stock based on the formula set forth in the Settlement Agreement (the “Settlement Shares”). Notwithstanding anything to the contrary in the Settlement Agreement, the number of shares beneficially owned by IBC shall not exceed 4.99% of the Company’s outstanding common stock at any one time.

In connection with the issuance of the Settlement Shares, the Company may rely on the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933 (the “Securities Act”). To date, the Company has not issued any Settlement Shares to IBC.

In its Order Granting Approval of Settlement Agreement and Stipulation dated July 18, 2014 (the “Order”), the Court approved the terms of the Settlement Agreement in which, in part, the Court found that (i) the terms and conditions of the proposed issuance of the Settlement Shares to IBC are fair, and (ii) the terms and conditions of, and the procedures for, the proposed issuance of the Settlement Shares are fair.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Report is incorporated by reference into this Item 3.02.

As of the date of this report the Company has 55,116,545 shares of common stock issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Settlement Agreement and Stipulation dated July 17, 2014 between Seaniemac International, Ltd. and IBC Funds LLC.

10.2	Order Granting Approval of Settlement Agreement and Stipulation dated July 18, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2014

Seaniemac International, Ltd.

By:	/s/ Barry M. Brookstein
Barry M. Brookstein,
Chief Executive Officer

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